Filed pursuant to Rule 433
File No. 333-194424
September 22, 2014

Thomson Reuters Corporation

Final Pricing Term Sheet – 1.65% Notes due 2017

Issuer:	Thomson Reuters Corporation

CUSIP/ISIN:	884903 BU8 / US884903BU81

Security Type:	SEC Registered

Principal Amount:	$550,000,000

Maturity Date:	September 29, 2017

Coupon:	1.65%

Public Offering Price:	99.828%

Yield to Maturity:	1.709%

Spread:	+65 basis points

Benchmark Treasury:	UST 1.00% due September 15, 2017

Treasury Yield/Price:	1.059/99.26

Trade Date:	September 22, 2014

Settlement Date:	September 29, 2014 (T+5)

Interest Payment Dates:	April 15 & October 15, commencing April 15, 2015

Optional Redemption:
Until their maturity the three-year notes will be redeemable in whole or in part at any time, at the Company’s option, at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 10 basis points, together with accrued interest thereon to the redemption date.  Interest will be calculated on the basis of a 360-day year consisting of 12 30-day months.

Joint Bookrunning Managers:	Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC RBS Securities Inc.

Senior Co-Managers:	Barclays Capital Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC

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Co-Managers:
Merrill Lynch, Pierce, Fenner & Smith
               Incorporated
BMO Capital Markets Corp.
Citigroup Global Markets Inc.
Guggenheim Securities, LLC
RBC Capital Markets, LLC
Standard Charter Bank
TD Securities (USA) LLC
Wells Fargo Securities, LLC

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

This communication is intended for the sole use of the person to whom it is provided by us.

We expect that delivery of the notes will be made against payment therefor on or about the settlement date specified above, which will be the fifth business day following the date of this term sheet.  Under Rule 15c6-1 of the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the notes on the date of this term sheet or the following business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.  Purchasers of the notes who wish to trade the notes on the date hereof or the following business day should consult their own advisor.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Deutsche Bank Securities Inc. at 800-503-4611 or prospectus.cpdg@db.com; HSBC Securities (USA) Inc. at 866-811-8049; Morgan Stanley & Co. LLC at 1-866-718-1649 or prospectus@morganstanley.com or RBS Securities Inc. toll free at 1-866-884-2071.
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Thomson Reuters Corporation

Final Pricing Term Sheet – 3.85% Notes due 2024

Issuer:	Thomson Reuters Corporation

CUSIP/ISIN:	884903 BT1 / US884903BT19

Security Type:	SEC Registered

Principal Amount:	$450,000,000

Maturity Date:	September 29, 2024

Coupon:	3.85%

Public Offering Price:	99.466%

Yield to Maturity:	3.915%

Spread:	+135 basis points

Benchmark Treasury:	UST 2.375% due August 15, 2024

Treasury Yield/Price:	2.565%/98-11

Trade Date:	September 22, 2014

Settlement Date:	September 29, 2014 (T+5)

Interest Payment Dates:	April 15 and October 15, commencing April 15, 2015

Optional Redemption:
Prior to June 29, 2024 (three months prior to the maturity date) the ten-year notes will be redeemable in whole or in part at any time, at the Company’s option, at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 20 basis points, together with accrued interest thereon to the redemption date.  Interest will be calculated on the basis of a 360-day year consisting of 12 30‑day months.

In addition, on or after June 29, 2024 (three months prior to the maturity date), the ten-year notes will be redeemable in whole or in part, at the Company’s option, at a Redemption Price equal to 100% of the principal amount of such Notes, together with the accrued interest thereon to the redemption date.

Joint Bookrunning Managers:	Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC RBS Securities Inc.

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Senior Co-Managers:	Barclays Capital Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC

Co-Managers:
Merrill Lynch, Pierce, Fenner & Smith
               Incorporated
BMO Capital Markets Corp.
Citigroup Global Markets Inc.
Guggenheim Securities, LLC
RBC Capital Markets, LLC
Standard Chartered Bank
TD Securities (USA) LLC
Wells Fargo Securities, LLC

Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

This communication is intended for the sole use of the person to whom it is provided by us.

We expect that delivery of the notes will be made against payment therefor on or about the settlement date specified above, which will be the fifth business day following the date of this term sheet.  Under Rule 15c6-1 of the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the notes on the date of this term sheet or the following business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.  Purchasers of the notes who wish to trade the notes on the date hereof or the following business day should consult their own advisor.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting:  Deutsche Bank Securities Inc. at 800-503-4611 or prospectus.cpdg@db.com; HSBC Securities (USA) Inc. at 866-811-8049; Morgan Stanley & Co. LLC at 1-866-718-1649 or prospectus@morganstanley.com or RBS Securities Inc. toll free at 1-866-884-2071.

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